AND:

AND:

AND:

EXTENSION AGREEMENT

THIS AGREEMENT is dated for reference May 19, 2004 AMONG:

ImmPheron Inc, a corporation having an office at 5235 Athens-Boonseboro Road, Lexington, Kentucky, 40509 ("ImmPheron")

OF THE FIRST PART

INNEXUS BIOTECHNOLOGY INC., a corporation having an office at 1400 – 400 Burrard Street, Vancouver, B.C., V6C 3G2 ("INNEXUS")

OF THE SECOND PART

INNEXUS, INC. a company having an office located at 3405 -172nd Street NE, Arlington, Washington 98223 ("InNexus, Inc.")

OF THE THIRD PART

Heinz Kohler and Sybille Muller having an office at 5235

Athens-Boonseboro Road, Lexington, Kentucky, 40509 (the "Principal Shareholders")

OF THE FOURTH PART

WHEREAS:

A.

The Parties have entered into an agreement dated for reference the 27m day of February, 2002 (the "Agreement") among INNEXUS, InNexus, Inc., ImmPheron and the Principal Shareholders, as amended or extended, respecting the acquisition of certain rights in the technology and know how of ImmPheron relating to its Super-Antibody Technology (the "Purchase and Sale") and an option to purchase the Principal Shareholder's shares and shareholder loans (the "Option") and other matters;

B.

The Purchase and Sale closed on June 27, 2003 (the "Closing Date")

C.

Under the terms of the Agreement, the Option is exerciseable until one year from the Closing Date being June 27, 2004, (the "Option Expiry Date") ; and

D.

The parties wish to provide for an extension of the Option Expiry Date;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows;

1.

The parties hereby irrevocably acknowledge and agree that tie Option Expiry Date shall be extended to December 31, 2004 for all purposes of the Agreement and the phrase "one year following the Closing" in the first line of sub-paragraph 3.1(c) of the Agreement shall be changed to reed "December 31, 2004".

2.

Except as otherwise expressly provided herein, the Agreement shall remain unamended and In full force and effect according to Its terms.

3.

This Extension Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.

This Extension Agreement will be governed by and construed in accordance with the laws of British Columbia and the parties will attom to exclusive Jurisdiction of the Courts thereof and agree that Vancouver, British Columbia, shall be the appropriate venue for the commencement and prosecution of any such action.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered effective as of and relating back to the day and year first written above.

ImMpheron Inc.,

Per. “Heinz Kohler”

Heinz Kohler (signing personally and

on behalf of Imm/pheron,, Inc.)

Per “Sybille Muller”

Sybille Muller (signing personally andon behalf of ImmPheron Inc.

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